EXHIBIT 99.1

Anavex Life Sciences Reports Third Fiscal Quarter 2026 Financial Results and Business Update

Clinical Development Strategy for Alzheimer’s Disease Remains the Focus as Anavex Advances Regulatory Progress Across All Three Programs

Anavex Submits Completed Alzheimer’s Disease Clinical Study Data and Rett Syndrome Formal Meeting Request to FDA, with an IND Submission for Fragile X Syndrome Planned for September

NEW YORK, NY, August 25, 2026 - Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for central nervous system (“CNS”) diseases with high unmet medical needs, today reported a business update and financial results for its third fiscal quarter ended June 30, 2026.

“I am delighted to report on the continued regulatory momentum we are building across our pipeline. We have submitted all data from our Alzheimer’s disease clinical trials to our newly opened Alzheimer’s IND. These clinical data will serve as the foundation to advance our discussions with the U.S. Food and Drug Administration (“FDA”) regarding our U.S. clinical development program and Phase 3 protocol design for Alzheimer’s disease,” stated Terrie Kellmeyer, Ph.D., Interim Chief Executive Officer. “At the same time, we continue to advance our two essential clinical pharmacology studies, which are required for all indications across our pipeline. We are moving quickly to complete both: the first participant visit occurred in the Absorption, Distribution, Metabolism and Elimination (ADME) study, and the last participant visit is expected by the end of September in the ongoing Drug-drug Interaction (DDI) study. For Rett syndrome, we are moving our adult Phase 3 study forward as quickly as possible, and we have submitted a meeting request to the FDA to discuss adding pediatric patients to the study. In Fragile X syndrome, we expect to submit our IND to the FDA in September. We remain focused on the three indications that we believe demonstrate the most promising regulatory paths forward, serving both our patients and shareholders. We are taking a methodical, financially disciplined, stepwise approach to advance each of our programs along an FDA-aligned regulatory and clinical path.”

Business Update, Recent and Upcoming Milestones

●	The Company’s primary focus is advancing its lead compound ANAVEX®2-73 (blarcamesine) for the treatment of mild cognitive impairment due to Alzheimer’s disease (“AD”) and mild AD (collectively known as “early AD”), and for Rett syndrome and Fragile X syndrome. These three indications are the Company’s core focus.

●	Anavex will be attending the following upcoming 2026 events:

●	The NORD Rare Diseases and Orphan Products Breakthrough Summit taking place on October 25-27 in Washington, DC.

●	BIO-Europe 2026 Conference taking place on November 9–11 in Cologne, Germany.

●	19th Clinical Trials on Alzheimer’s Disease Conference as a Silver Sponsor with one poster presentation taking place on November 16-19 in Boston, MA.

Alzheimer’s Disease Program

●	Anavex has submitted all data from its Alzheimer’s disease clinical trials to its newly opened Alzheimer’s IND. The Company is using feedback from the European Medicines Agency’s (“EMA”) Committee for Medicinal Products for Human Use (“CHMP”) on its Marketing Authorization Application (“MAA”), together with the EMA’s scientific advice described below and feedback from its Type C meeting with the FDA held in November 2025, to properly position these completed studies within its overall clinical development plan.

●	These data and feedback will serve as the foundation for planned discussions with the FDA regarding its U.S. clinical development program and design of a Phase 3 study (ANAVEX2-73-AD-005) for an Alzheimer’s indication. This is a critical step in establishing a solid partnership with the FDA and educating the agency on the Company’s current data package.

●	In June 2026, Anavex received Scientific Advice from the EMA, addressing the overall design of the proposed Phase 3 study (ANAVEX2-73-AD-005), including study population, endpoint hierarchy, treatment duration, statistical framework and subgroup strategy.

●	Anavex intends to incorporate this additional feedback into its planned discussions with the FDA regarding its Phase 3 study design and the overall development program for blarcamesine, as the Company’s near-term regulatory focus remains on the U.S. path forward. A Phase 3 study in Europe is not being pursued at this time, though it may be considered as part of the program’s development in the future. With EMA feedback now incorporated, Anavex plans to further discuss its proposed Phase 3 protocol with the FDA, with the goal of achieving a strong, well-aligned study design across both regulatory agencies.

●	The Company has completed its review of the EMA CHMP assessment report, which clearly outlined the foundational clinical pharmacology studies and nonclinical work that are required for a potential future approval of blarcamesine, and we anticipate the FDA will have the same requirements.

●	The foundational clinical pharmacology studies for blarcamesine under the IND - the ADME study and the DDI study - will provide critical support across the Company’s pipeline programs, with the first participant visit in the ADME study recently completed and the last participant in the DDI study expected to complete the last study visit by the end of September. This will then represent the completion of the clinical conduct of the DDI study.

●	Anavex has refreshed and streamlined its Scientific Advisory Board to a focused group of Alzheimer’s disease key opinion leaders and treating physicians, who have confirmed their continued interest in supporting the Company’s efforts. Their input will be critical in designing a practical and clear protocol, helping guide the development of blarcamesine from a physician and patient perspective.

Rett Syndrome Program

●	The FDA has granted Orphan Drug Designation, Rare Pediatric Disease Designation and Fast Track Designation for blarcamesine in Rett syndrome.

●	The Company is moving forward with initiating an adult Phase 3 study while working with the FDA in parallel to align on the inclusion of pediatric patients in the program. Anavex has submitted a formal meeting request to the FDA to discuss adding pediatric patients to the Company’s approved protocol for a Phase 3 study (ANAVEX2-73-RS-005) in Rett syndrome.

●	The Company also plans to meet with the Clinical Trials Committee of the International Rett Syndrome Foundation to work in tandem with this important patient advocacy foundation on the ANAVEX2-73-RS-005 study.

●	The planned ANAVEX2-73-RS-005 study is a Phase 3, randomized, double-blind, placebo-controlled, study evaluating the safety, tolerability and efficacy of oral blarcamesine in approximately 170 participants with Rett syndrome. Participants are randomized 1:1 to blarcamesine or placebo for a 16-week double-blind treatment period, followed by a safety follow-up period, with the option to continue into an open-label extension.

Fragile X Syndrome Program

●	The Company is preparing to initiate the Fragile X clinical program. The IND for Fragile X syndrome is expected to be submitted in September, supported by the Orphan Drug Designation already granted by the FDA.

Nasdaq Compliance

●	The Company plans to file its outstanding Form 10-Q filings for the second and third fiscal quarters of 2026 in the near term and continues to work diligently with Nasdaq to officially fully regain compliance as quickly as possible.

Webcast / Conference Call Information

Anavex intends to host its next webcast and conference call with its 2026 fourth quarter and full year fiscal financial results. Management will be available for select meetings. Please email Investor Relations for further details.

Fiscal Third Quarter 2026 Highlights

Cash and cash equivalents were $118.3 million as of June 30, 2026, compared to $102.6 million as of fiscal year end September 30, 2025. The Company’s cash balance at the end of the third fiscal quarter of 2026 is expected to fund operations into mid to late fiscal 2028.

General and administrative expenses (recovery) were $(2.0) million for the third fiscal quarter of 2026 compared to $4.5 million for the third fiscal quarter of 2025. The decrease in expenses resulting in a net recovery was primarily related to the reversal of $7.5 million in stock-based compensation expense during the period associated with the termination of employees, primarily the former Chief Executive Officer.

Research and development expenses (recovery) were $(4.7) million for the third fiscal quarter of 2026 compared to $10.0 million for the third fiscal quarter of 2025. The decrease in expenses resulting in a net recovery was primarily related to the reversal of $9.9 million in stock-based compensation expense during the period associated with the termination of employees, primarily the former Chief Executive Officer.

Net income for the third fiscal quarter was $7.8 million, or $0.08 per share, compared to a net loss of $13.2 million, or $0.16 per share, for the third fiscal quarter of 2025. The decrease in net loss was primarily related to the recovery of stock-based compensation expense, as more fully described above.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded clinical stage biopharmaceutical company engaged in the development of novel therapeutics for the treatment of central nervous system (“CNS”) diseases with high unmet medical need. Further information is available at www.anavex.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements relating to the Company’s plans to prioritize engagement with the U.S. FDA to align on a clear, data-driven regulatory and clinical development strategy; the Company’s plans to continue to execute on its mission of developing targeted, orally delivered therapies for a specific range of CNS-related diseases; the timing, progress and results of advancement of ANAVEX 2-73 in clinical programs for the treatment of early Alzheimer’s disease, Rett syndrome and Fragile X syndrome; the Company’s plans to align with the FDA on a U.S. clinical development strategy for early Alzheimer’s disease, align on a Phase 3 protocol for Rett syndrome that includes pediatric patients, and align on a clinical development strategy for the Fragile X clinical program; the Company’s plans to file its outstanding Form 10-Q filings for the second and third fiscal quarters of 2026 in the near term; and the Company’s expectations regarding its cash runway. These statements are based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such forward-looking statements due to various factors, including, but not limited to, risks related to the Company’s ability to regain compliance with Nasdaq Listing Rule 5250(c)(1); the Company’s failure to timely file its Form 10-Q for the quarterly period ended March 31, 2026 and June 30, 2026; the duration and outcomes of any current or future litigation related to the termination of the Company’s former Chief Executive Officer and any related matters; volatility in the Company’s stock price and the market in general; the Company’s ability to raise additional capital; challenges seeking, and ultimately obtaining, regulatory approval for the Company’s product candidates; the ability of Fast Track designation or breakthrough therapy designation to lead to a faster FDA review and approval process; the Company’s ability to maintain any benefits associated with Orphan Drug Designation, including market exclusivity; undesirable side effects caused by the Company’s product candidates; the Company’s ability to attract and retain highly qualified personnel; the Company’s reliance on third-parties; the Company’s ability to obtain and maintain sufficient intellectual property protection for our product candidates; the Company’s ability to defend against claims of intellectual property infringement; the Company’s ability to compete in the highly competitive biotechnology and pharmaceutical industries; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and subsequent filings and furnishings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

Investor Relations & Media Contact:

SCR Partners, LLC

Alex Arzeno

Tel: 203-550-3972

Email: alex@scr-ir.com

Tripp Sullivan

Tel: 615-942-7077

Email: tsullivan@scr-ir.com

Company Contact:

Sandra Boenisch

Principal Financial Officer

Anavex Life Sciences Corp.

Tel: 1-844-689-3939

Email: ir@anavexcorp.com

Anavex Life Sciences Corp.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three months ended
	June 30,
	2026	2025
Operating expenses (recovery)
General and administrative (recovery)	$(2,032)	$4,500
Research and development (recovery)	(4,705)	9,959
Total operating expenses (recovery)	(6,737)	14,459
Income (Loss) from operations	6,737	(14,459)
Total other income, net	1,087	1,216
Net income (loss) and comprehensive
income (loss)	$7,824	$(13,243)

Net Loss per share
Basic	$0.08	$(0.16)
Diluted	$0.08	$(0.16)

Weighted average number of shares outstanding
Basic	92,696,842	85,380,587
Diluted	92,899,536	85,380,587

Anavex Life Sciences Corp.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Nine months ended
	June 30,
	2026	2025
Operating expenses
General and administrative	$2,385	$10,266
Research and development	4,144	30,298
Total operating expenses	6,529	40,564
Loss from operations	(6,529)	(40,564)
Total other income, net	3,352	4,014
Net loss before provision for income tax	$(3,177)	$(36,550)
Income tax expense	(18)	—
Net loss and comprehensive loss	$(3,195)	$(36,550)

Net Loss per share
Basic and diluted	$(0.03)	$(0.43)

Weighted average number of shares outstanding
Basic and diluted	91,453,995	85,085,795

Anavex Life Sciences Corp.

Consolidated Balance Sheets

(in thousands)

	June 30,	September 30,
	2026	2025
	(unaudited)
Assets
Current
Cash and cash equivalents	$118,326	$102,577
Incentive and tax receivables	995	809
Prepaid expenses	818	429
Total Assets	$120,139	$103,815
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$3,656	$4,249
Accrued liabilities	4,036	3,892
Deferred grant income	—	805
Total Current Liabilities	$7,692	$8,946
Commitments and Contingencies
Stockholders' equity
Common stock	93	87
Additional paid-in capital	497,997	477,230
Accumulated deficit	(385,643)	(382,448)
Total Stockholders' Equity	$112,447	$94,869
Total Liabilities and Stockholders' Equity	$120,139	$103,815